Exhibit 10.28
AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
          THIS AMENDMENT to the Change of Control Agreement dated April 19, 2006 (the “Agreement”) is made effective December 23, 2008 by and between SurModics, Inc. (the “Company”) and Philip D. Ankeny (“Executive”).
          WHEREAS, Company and Executive desire to amend, modify, and restate the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and with the intent to exclude amounts payable as severance from deferred compensation under Code Section 409A(a)(1);
          NOW, THEREFORE, Company and Executive, intending to be legally bound, agree as follows:
1.	The first paragraph of Section 3(b) of the Agreement is hereby amended and restated as follows:
(b)	The termination of employment with the Company by Executive for “Good Reason.” Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his decision to terminate. “Good Reason” shall mean a good faith determination by Executive, in Executive’s sole and absolute judgment, that any one or more of the following events has occurred, at any time during the term of this Agreement or after a Change of Control, resulting in a material negative change to Executive in the employment relationship; provided, however, that such event shall not constitute Good Reason if Executive has consented to such event, or if Executive fails to provide written notice of his decision to terminate within ninety (90) days of the occurrence of such event or fails to provide the Company a reasonable opportunity to cure the condition:
2.	Section 3(b)(6) of the Agreement is hereby amended and restated as follows:
(6)	Any material breach by the Company of any employment agreement, including this Change of Control Agreement, between Executive and the Company or its subsidiary.
3.	The following language is hereby added to the end of Section 3 of the Agreement:

For purposes of Sections 4 and 5 of this Agreement only, with respect to the timing of payments thereunder, “Change of Control Termination” shall mean the date of Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code (with “Company” for purposes of this paragraph to include any business entity that is treated as a single employer with the Company under the rules of Section 414(b) and (c) of the Code).
4.	Section 4(b) of the Agreement is hereby amended and restated as follows:
(b)	Subject to the limitations set forth below, the Company shall continue to provide Executive with coverage under life, health, dental or disability benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the Termination or, if greater, at a level comparable to the benefits which Executive was receiving immediately prior to the event which constituted Good Reason. Such coverage shall continue for eighteen (18) months following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer or continuation coverage under Section 4980B (COBRA) otherwise ends. The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive;
5.      Section 4 of the Agreement is hereby amended to add the following two paragraphs immediately following Section 4(d):
The parties intend that the payment described in Section 4(a)(3) shall be excluded from deferred compensation as a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4). The parties intend that the continuation of health and dental benefits described in Section 4(b) shall be excluded from deferred compensation pursuant to the medical benefits exception for separation pay plans under Treas. Reg. § 1.409A-1(b)(9)(v)(B).

The parties intend that the continuation of life and disability insurance benefits described in Section 4(b) shall be excluded from deferred compensation as separation pay due to an involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii), and the amounts payable for such continuation of life and disability insurance coverage shall not exceed two times the lesser of (x) Executive’s annualized compensation based on the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Change of Control Termination occurs (adjusted for any increase during the year that was expected to continue indefinitely if Executive had not separated from service) or (y) the compensation limit under Section 401(a)(17) of the Code for the year in which the Change of Control Termination occurs. Further, in no event shall the benefits described in Section 4(b) extend beyond December 31st of the second calendar year following the calendar year in which the Change of Control Termination occurs.

6.	The last sentence of Section 4 of the Agreement is hereby deleted.

7.	Section 5 of the Agreement is hereby amended and restated in its entirety as follows:
     5. Limitation on Change of Control Payments. This Section 5 applies only in the event the Company determines that this Agreement is subject to the limitations of Section 280G of the Code, or any successor provision, and the regulations issued thereunder. In the event any Change of Control Benefit, as defined below, payable to Executive would constitute an “excess parachute payment” as defined in Code Section 280G, Executive shall receive a “tax gross-up” payment sufficient to pay the initial excise tax applicable to such excess parachute payment (but excluding the income and excise taxes, if any, applicable to the tax gross-up payment). Such additional cash payment shall be made no earlier than the date that is six months and one day after the Change of Control Termination and no later than December 31 of the calendar year after the year in which Executive remits the related taxes. For purposes of this Section 5, a “Change of Control Benefit” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement
8.	The last sentence of Section 7 of the Agreement is hereby amended and restated as follows:
Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement within the meaning of Section 3(b)(6) of this Agreement.
9.      The Change of Control Agreement, as hereby amended, is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
10.     Except as expressly amended and restated herein, the Change of Control Agreement, as hereby amended, remains in full force and effect.
[Signature page follows]

          IN WITNESS WHEREOF, Company and Executive have executed this Amendment to Change of Control Agreement effective as of the date set forth in the first paragraph.

SurModics, Inc.
By	/s/ Bryan K. Phillips
Its VP, General Counsel

/s/ Philip D. Ankeny
Philip D. Ankeny

4